                                                                    EXHIBIT 11.1


COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                           Three months ended                  Six months ended
                                                June 30,                            June 30,
                                      -----------------------------       ------------------------------
                                          2001              2000              2001               2000
                                      -----------       -----------       -----------       ------------
PRIMARY AND FULLY DILUTED:
Average shares outstanding             17,803,289        17,498,933        17,803,289         17,494,423
Effect of potentially issuable
common stock                                   --                --                --                 --
Effect of shares over market                   --                --                --                 --
                                      -----------       -----------       -----------       ------------
Total                                  17,803,289        17,498,933        17,803,289         17,494,423
                                      ===========       ===========       ===========       ============
Net loss                              $   (25,139)      $  (303,433)      $  (236,881)      $   (343,141)
                                      ===========       ===========       ===========       ============
Primary net loss per share            $    (0.001)      $    (0.017)      $    (0.013)      $     (0.020)
                                      ===========       ===========       ===========       ============
Fully diluted net loss per share      $    (0.001)      $    (0.017)      $    (0.013)      $     (0.020)
                                      ===========       ===========       ===========       ============